Exhibit 2.7

SO ORDERED: December 14, 2005.

/s/ Basil H. Lorch III
Basil H. Lorch III United States Bankruptcy Judge

IN THE UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF INDIANA
INDIANAPOLIS DIVISION

In re:	)	Chapter 11
)
ATA Holdings Corp., et al.,(1))		Case No. 04-19866
	)	(Jointly Administered)
Debtors.	)

ORDER APPROVING THE DISCLOSURE STATEMENT

This matter is before the Court to consider the adequacy of the Disclosure Statement With Respect to First Amended Joint Chapter 11 Plan for Reorganizing Debtors (the “Initial Disclosure Statement”) filed by the Reorganizing Debtors(2) and the Joint Chapter 11 Plan

(1)

The Debtors are the following entities: ATA Holdings Corp. (04-19866), ATA Airlines, Inc. (04-19868), Ambassadair Travel Club, Inc. (04-19869), ATA Leisure Corp. (04-19870), Amber Travel, Inc. (04-19871), American Trans Air Execujet, Inc. (04-19872), ATA Cargo, Inc. (04-19873), and C8 Airlines, Inc. f/k/a Chicago Express Airlines, Inc. (04-19874).

(2)	The Reorganizing Debtors are ATA Holdings Corp., ATA Airlines, Inc., ATA Leisure Corp., ATA Cargo, Inc., and American Trans Air Execujet, Inc.

of Reorganizing Debtors (the “Initial Plan”) (docket #3005) on September 30, 2005.  On November 23, 2005, Reorganizing Debtors filed an amended version of the Disclosure Statement with an amended version of the Plan that was further amended and filed for notice in blacklined form on December 10, 2005 (docket #3006).  A further refined proposed Disclosure Statement With Respect to the First Amended Plan For Reorganizing Debtors (the “Disclosure Statement”) as well as blacklines to the last versions filed were filed on December 12, 2005 (Docket Nos. 3375, 3376).  A hearing to consider approval of the Disclosure Statement was conducted on proper notice on December 12, 2005 (the “Hearing”).  The following objections (the “Objections”) to the approval of the Disclosure Statement were filed with the Court:

a.             Limited Objection Of Wilmington Trust Company, As Loan Trustee And Subordination Agent For The 1996-1 Series Of ATA EETC’s To The Disclosure Statement For Debtors’ Plan Of Reorganization (docket #3143);

b.             Limited Objection Of Wilmington Trust Company, As Loan Trustee And Subordination Agent For The 1997-1 Series Of ATA EETC’s To The Disclosure Statement For Debtors’ Plan Of Reorganization (docket #3144);

c.             Objection Of NatTel, LLC To The Disclosure Statement Of The Reorganizing Debtors (docket #3152);

d.             Objection Of Massachusetts Port Authority To Disclosure Statement For Joint Chapter 11 Plan Of Reorganizing Debtors (docket #3156);

e.             Limited Objection Of Ad Hoc Committee Of Certificateholders Of Class A ATAH 1996-1 and 1997-1 EETCS To Debtors’ Disclosure Statement With Respect To Joint Chapter 11 Plan Of Reorganizing Debtors (docket #3161);

f.              First Amended Objection Of NatTel, LLC To The Disclosure Statement Of The Reorganizing Debtors (docket #3303); and

g.             Objection Of Wilmington Trust Company, As Trustee And Subordination Agent With Regard To The 1996-1 And 1997-1 Series Of ATA EETCS, To The [Proposed] First Amended Disclosure Statement With Respect To First Amended Joint Chapter 11 Plan For Reorganizing

Debtors (docket #3312).

The Objections were resolved or were reported to be resolved pending agreement on the inclusion of certain language and other modifications.

The Court, after notice and considering the final version of the Disclosure Statement (a copy of which is attached hereto as Exhibit A), the Objections, and the representations and argument of counsel at the Hearing, and being otherwise advised,

THE COURT HEREBY FINDS AND DETERMINES THAT:(3)

A.            Proper and adequate notice of the Hearing and the deadline for filing objections to the Disclosure Statement was given.

B.            The Initial Disclosure Statement and the Initial Plan were properly filed and served on or about September 30, 2005, and all further filings of amended forms of the Disclosure Statement and Plan provided proper and sufficient notice of proposed changes and such service constitutes proper and adequate service and notice.

C.            At the Hearing, the Court heard reports from the parties who filed the Objections that the parties believed that they would be able to reach agreement with the Reorganizing Debtors on proposed language changes and that no substantive issues were believed to remain.  On the basis of those representations, the Court finds the Objections resolved by agreement or are withdrawn as moot.

D.            The Disclosure Statement in the form attached hereto as Exhibit A contains “adequate information” within the meaning of Section 1125(a) of the Bankruptcy Code.

(3)	Findings of fact shall be construed as conclusions of law, and conclusions of law shall be construed as findings of fact as and when appropriate.

IT IS THEREFORE ORDERED, ADJUDGED, AND DECREED THAT:

1.             Pursuant to Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017(b), the Disclosure Statement, in the form attached hereto as Exhibit A, is approved in all respects.  The Plan Proponents are authorized to solicit votes with respect to the Plan and take actions regarding the solicitation of participation in the Rights Offering and issuance of New Shares, warrants and other securities to be issued pursuant to the Plan using a Disclosure Statement substantially in the form attached hereto

2.             All Persons who solicit acceptance of the Plan using the Disclosure Statement will comply with the requirements of Section 1125 of the Bankruptcy Code and be entitled to the full protection of Section 1125(c) of the Bankruptcy Code.

3.             All Objections to the Disclosure Statement, other than those withdrawn on the record at or before the Hearing or resolved by the revisions to the Disclosure Statement, are overruled.

4.             The Plan Proponents may proceed to solicit votes on the Plan under and subject to the deadlines and procedures approved by the Scheduling Order entered by this Court on December 14, 2005.

5.             This Order evidences the Court’s oral ruling from the Bench on December 12, 2005, approving the Disclosure Statement as amended.

###

Requested by:

James M. Carr (#3128-49)

Terry E. Hall (#22041-49)

Stephen A. Claffey (#3233-98)

Jeffrey C. Nelson (#25173-49)

Baker & Daniels

300 North Meridian Street, Suite 2700

Indianapolis, Indiana  46204

Telephone:  (317) 237-0300

Facsimile:  (317) 237-1000

Distribution:

Core Group

2002 List

Appearance List

Parties who filed Objections to Disclosure Statement